State of Delaware
Secretary of State
Division of Corporations
Delivered 04:13 PM 08/07/2008
FILED 04:13 PM 08/07/2008
SRV 080856143 - 4585501 FILE

# CERTIFICATE OF INCORPORATION
# OF
# POP STARZ VENTURES 3, INC.

**ARTICLE 1 - NAME**. The name of this Corporation is **POP STARZ VENTURES 3, INC.**

**ARTICLE 2 - REGISTERED OFFICE AND REGISTERED AGENT**. The registered office in the State of Delaware is to be located at 9 East Loockerman Street, Suite 3A, in the City of Dover, County of Kent, Zip Code 19901. The registered agent in charge thereof is Spiegel & Utrera, P.A.

**ARTICLE 3 - PURPOSE**. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporations Law of Delaware.

**ARTICLE 4 - CORPORATE CAPITALIZATION**. The amount of the total stock of this corporation is authorized to issue is 100,000,000 shares with a par value of $.001 per share. All holders of shares of common stock shall be identical with each other in every respect.

**ARTICLE 5 - INCORPORATOR**. The name and mailing address of the incorporator is Elsie Sanchez, 9 East Loockerman Street, Suite 3A, Dover, Delaware 19901.

**ARTICLE 6 - DIRECTORS**. The initial Directors of the Corporation shall be Michelle Tucker, whose mailing address shall be 150 East Angeleno Avenue, G6 #227, Burbank, California 91502, which shall be the principal office of the Corporation.

**I, The Undersigned,** for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 7 August 2008.

Elsie Sanchez, Incorporator